Exhibit 10.7

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of July, 2014, by and among GNB Financial Services, Inc., a Pennsylvania corporation (the “Corporation”), The Gratz Bank, a Pennsylvania state-chartered bank (the “Bank”), and James O’Brien, a Pennsylvania resident (“Employee”) (“Agreement”).

WITNESSETH:

WHEREAS, the Corporation is a registered bank holding company;

WHEREAS, the Bank is a wholly owned subsidiary of the Corporation;

WHEREAS, the Corporation is entering into an Agreement and Plan of Merger by and between GNB Financial Services, Inc. and FNBM Financial Corporation (“Merger Agreement”);

WHEREAS, contingent upon the merger of FNBM Financial Corporation with and into the Corporation, at the Effective Time as defined in the Merger Agreement, Employee shall be employed as Vice President/Trust Officer; and

WHEREAS, the Corporation, the Bank and Employee wish to enter into an employment agreement which defines their respective rights and obligations effective at the Effective Time as defined in the Merger Agreement.

AGREEMENT:

                                                NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, as follows:

1.                                      Employment.  The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement.

2.                                      Duties of Employee.  Employee shall serve as the Vice President/Trust Officer of the Bank, reporting only to the President and Chief Executive Officer or his designee. Employee shall have such other duties and hold such other titles as may be provided by the bylaws of the Bank and as may be given to him from time to time by the Board of Directors of the Bank.

3.                                      Employment in Other Employment.  Employee shall devote all of his working time, ability and attention to the business of the Bank and the Corporation and/or their subsidiaries or affiliates, during the term of this Agreement. Employee shall notify the President and Chief Executive Officer in writing before Employee engages in any other business or commercial duties or pursuits, including but not limited to directorships of other companies. Under no circumstances may Employee engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank and the Corporation and/or any of their subsidiaries or affiliates nor may Employee serve as a director or officer or in any other capacity in a company which competes with the Bank or the Corporation and/or any of their subsidiaries or affiliates. Employee shall not be precluded, however, upon written notification to the Boards of Directors, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the President and Chief Executive Officer’s reasonable opinion, not in conflict with or detrimental to Employee’s rendition of services on behalf of the Bank and/or any of its subsidiaries or affiliates.

4.                                      Term of Agreement.

(a) This Agreement shall be for a three (3) year period (the “Employment Period”) beginning at the Effective Time as defined in the Merger Agreement and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”).  This Agreement shall terminate automatically and be void and without effect upon the termination of the Merger Agreement in accordance with its terms or upon the failure of the Corporation or FNBM Financial Corporation to execute the Merger Agreement.

                                                (b) Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the President and Chief Executive Officer to Employee. As used in this Agreement, “Cause” shall mean any of the following:

(i)  Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of ten (10) consecutive days or more;

(ii)  Employee’s failure to follow the good faith lawful instructions of the President and Chief Executive Officer of the Bank with respect to its operations;

(iii)  Employee’s willful failure to substantially perform Employee’s duties to the Bank, other than a failure resulting from Employee’s incapacity because of physical or mental illness (“Disability”), as provided in subsection (d) of this Section 4;

(iv)  Employee’s intentional violation of the provisions of this Agreement, after written notice from the Bank;

(v) dishonesty or gross negligence of Employee in the performance of his duties;

(vi) Employee’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or any other federal or state regulation;

(vii) Employee’s breach of fiduciary duty involving personal gain;

(viii) unlawful harassment by Employee against employees, customers, business associates, contractors, or vendors of the Bank and the Corporation which results or may be reasonably expected to result in material liability to the Bank and the Corporation, as determined by the affirmative vote of two-thirds (2/3) of the disinterested independent members of the Boards of Directors of the Bank and the Corporation;

(ix) the willful violation by Employee of the provisions of Sections 9, 10, or 11 of this Agreement;

(x) the willful violation of any law, rule or regulation governing financial institutions, banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xi) theft or abuse by Employee of the Bank’s or the Corporation’s property or the property of the Bank’s or the Corporation’s customers, employees, contractors, vendors, or business associates;

(xii) any act of fraud, misappropriation or personal dishonesty;

(xiii) conduct by Employee as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank which brings public discredit to the Bank or the Corporation and which results or may be reasonably expected to result in material financial or other harm to the Bank and the Corporation;

(xiv) insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank; or

(xv) the existence of any material conflict between the interests of the Bank or the Corporation and Employee that is not disclosed in writing by Employee to the Bank and approved in writing by the Board of Directors of the Bank.

If this Agreement is terminated for Cause, all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(c) Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment for Good Reason. The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Employee’s status as Vice President (ii) any removal of Employee from the position of Vice President or any adverse change in the terms and conditions of Employee’s employment, except for any termination of Employee’s employment under the provisions of Section 4(b) hereof or as may be agreed to by Employee, or (iii) any reduction in Employee’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time.

Employee shall within ninety (90) days of the occurrence of any of the foregoing events, provide written notice to the Bank of the existence of the “Good Reason” condition and provide the Bank thirty (30) days in which to cure such condition.  In the event that the Bank does not cure the condition within thirty (30) days of such notice, Employee may resign from employment for “Good Reason” by written notice (the “Notice of Termination”) delivered to the Bank and the provisions of this Section 4(c) hereof shall thereupon apply.

If such termination occurs for Good Reason and provided Employee executes a release agreement in favor of the Bank and the Corporation and does not revoke it, then the Bank, within thirty days of Employee’s separation of service, shall pay Employee a lump sum amount equal to Employee’s base salary for the remaining term of this Agreement which payment shall be subject to federal, state and local tax withholdings.

(d) Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Employee shall nevertheless be entitled to receive any amount due under any disability plan in effect at the Bank and the Corporation for which Employee is a participant.

(e) In the event that Employee terminates his employment without Good Reason as defined in Section 4(c), all of Employee’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

5.                                      Employment Period Compensation.

(a) Annual Base Salary. For services performed by Employee under this Agreement, the Bank shall pay Employee an Annual Base Salary during the Employment Period at the rate of $79,920 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank and the Corporation.

(b) Bonus. For services performed by Employee under this Agreement, the Bank and the Corporation may, from time to time, pay a bonus or bonuses to Employee as the Bank and the Corporation, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank and the Corporation to Employee provided for in this Agreement.

(c) Paid Time-off. During the term of this Agreement, Employee shall be entitled to three (3) weeks of paid time-off administered in accordance with the paid time-off plan currently in effect and approved by the Boards of Directors.

(d) Employee Benefit Plans. During the term of this Agreement, Employee shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorizes a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Employee’s benefits thereunder, unless such change occurs pursuant to a program applicable to all employees of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other employees of the Bank. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

(e) Expenses.  During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in carrying out his duties under this Agreement, which are properly accounted for, in accordance with the then current policies and procedures established by the Board of Directors of the Bank for its employees.

6.                                      Termination of Employment Following a Change in Control.

(a) If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and Employee’s employment is involuntarily terminated within one hundred eighty (180) days of the Change in Control, the provisions of Section 7 of this Agreement shall apply.

(b) As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of the Internal Revenue Code of 1986, as amended (“Code”) Section 409A and the rules, regulations, and guidance promulgated thereunder:

(i) any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations promulgated under Section 409A of the Code), other than the Bank and the Corporation or any “person” who on the date hereof is a director or officer of the Bank and the Corporation, acquires ownership of stock of the Corporation or the Bank, together with stock held by such person constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or

(ii) any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations promulgated under Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation or the Bank; or

(iii) a majority of the members of the Corporation’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of the appointment or election.

(c)                                  Notwithstanding the foregoing, a Change in Control shall not include (i) the merger of FNBM Financial Corporation into the Corporation, (ii) the merger of any other financial institution into the Corporation provided the Corporation survives the merger, or (iii) any sale or offering of common stock or securities convertible into common stock by the Corporation for purposes of raising capital.

7.                                      Rights in Event of Change in Control.

(a) In the event Employee’s employment is involuntarily terminated within one hundred and eighty (180) days of a Change in Control, and provided Employee executes a release agreement in favor of the Bank and the Corporation and does not revoke it, then the Bank, within thirty days of Employee’s separation of service, shall pay Employee a lump sum amount equal to Employee’s base salary for the remaining term of this Agreement which payment shall be subject to federal, state and local tax withholdings.

In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Employee in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Employee, together with calculations of the Bank’s independent auditors, Employee shall remit to the Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Employee is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then the Bank shall be required only to pay to Employee the amount determined to be deductible under Section 280G.

(b) Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.                                      Rights in Event of Termination of Employment Absent Change in Control.

(a) In the event that Employee’s employment is involuntarily terminated by the Bank without Cause and no Change in Control shall have occurred at the date of such termination and provided Employee executes a release agreement in favor of the Bank and the Corporation and does not revoke it, then the Bank, within thirty (30) days of Employee’s separation of service, shall pay Employee a lump sum amount equal to Employee’s base salary for the remaining term of this Agreement which payment shall be subject to federal, state and local tax withholdings.

(b) Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.                                      Covenant Not to Compete.

(a) Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and the Corporation and accordingly agrees that, during and for the two (2) years from the later of the Termination of this Agreement or the termination of his employment, Employee shall not, except as otherwise permitted in writing by the Bank and the Corporation:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, the corporation or enterprise engaged in (1) the banking (including the bank and the corporation holding company) or financial services industry (including trust services and wealth management), or (2) any other activity in which the Bank and the Corporation or any of its affiliates are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in Dauphin, Northumberland, or Schuylkill counties and any county contiguous to Dauphin, Northumberland, or Schuylkill counties, except Berks and Lehigh counties, (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, the corporation, or enterprise engaged in (1) the banking (including the bank and the corporation holding company) or financial services industry (including trust services and wealth management), or (2) any other activity in which the Bank and the Corporation or any of its affiliates are engaged during the Employment Period, in the Non-Competition Area; or

(iii) directly or indirectly solicit persons or entities who are or were customers or referral sources of the Bank and the Corporation or its affiliates within one (1) year of Employee’s termination of employment, to a become customer or referral source of a person or entity other than the Bank and the Corporation or its affiliates; or

(iv) directly or indirectly solicit employees of the Bank and the Corporation or its affiliates who are or were employed within one (1) year of Employee’s termination of employment to work for anyone other than the Bank and the Corporation or its affiliates.

(b) It is expressly understood and agreed that, although Employee and the Bank and the Corporation consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Bank and the Corporation and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

10.                               Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Boards of Directors of the Bank and the Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank and the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of the Bank and the Corporation, any material confidential information obtained by him while in the employ of the Bank and the Corporation with respect to any of the Bank and the Corporation’s services, products, trust investment strategies, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank and the Corporation; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank and the Corporation or any information that must be disclosed as required by law.  The obligations of this Paragraph 10 survive the termination of this Agreement.

11.                               Work Made for Hire. Any work performed by Employee under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. 1976 Copyright Act and shall be owned by and for the express benefit of the Bank and the Corporation and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank and the Corporation, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights. The obligations of this Paragraph 11 survive the termination of this Agreement.

12.                               Return of Company Property and Documents. Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and the Corporation and its subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Employee during the course of his employment. The obligations of this Paragraph 12 survive the termination of this Agreement.

13.                               Liability Insurance. The Bank and the Corporation shall obtain liability insurance coverage for Employee under an insurance policy with similar terms as that which covers employees of the Bank and the Corporation against lawsuits, arbitrations or other legal or regulatory proceedings.

14.                               Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal executive offices of the Bank and the Corporation, in the case of notices to the Bank and the Corporation.

15.                               Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an executive officer specifically authorized by the Boards of Directors of the Bank and the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                               Assignment. This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to their respective businesses.

17.                               Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Employee by the Bank and the Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment.

18.                               Successors, Binding Agreement

(a) The Bank and the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Bank and the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Corporation would be required to perform it if no such succession had taken place. Failure by the Bank and the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “the Bank and the Corporation” shall mean the Bank and the Corporation, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, assignment, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

19.                               Arbitration. The Bank and the Corporation and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court at the Bank’s discretion, including an action for injunction or other relief) are to be submitted for resolution, in Gratz, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Corporation, Bank, or Employee may initiate an arbitration proceeding at any time by giving notice to the other party in accordance with the Rules. The Corporation, Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, Bank, and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief

20.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.                               Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.                               Section 409A.

(a)  If when Employee’s employment terminates Code Section 409A applies to this Agreement and Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments hereunder until the earliest of: (i) the date that is at least six months after Employee’s separation from service, as defined in Code Section 409A, for reasons other than Employee’s death, (ii) the date of Employee’s death, or (iii) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A.  As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)  Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)  The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A.  Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)  Notwithstanding the foregoing, if Section 409A applies to this Agreement, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

23.                               Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GNB Financial Services, Inc.

By
David H. Koppenhaver
Chairman

ATTEST:	The Gratz Bank

By
David H. Koppenhaver
Chairman

WITNESS:	Employee

James O’Brien